99.1	News Release of Lee Enterprises, Incorporated dated October 24, 2011

201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises updates revenue outlook

DAVENPORT, Iowa (Oct. 24, 2011) — Lee Enterprises, Incorporated (NYSE: LEE) announced today that it expects to report a year-over-year revenue decline of approximately 3.8 percent for its fourth fiscal quarter ended Sept. 25, 2011, with digital advertising revenue up 23.4 percent. Same property revenue is expected to decline approximately 3.5 percent. For the full fiscal year, the revenue decline is expected to be 3.3 percent, with digital advertising revenue up 27.0 percent and same property revenue down 3.1 percent.

Carl Schmidt, vice president, chief financial officer and treasurer, said Lee has not finalized its financial statement closing process for the quarter and may identify items that would require adjustments to these latest forecasts. Final results for the quarter are scheduled to be announced Nov. 7.

Lee Enterprises is a leading provider of local news and information, and a leading platform for advertising, in its markets, with 48 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 23 states. Lee's newspapers have circulation of 1.4 million daily and 1.7 million Sunday, reaching nearly four million readers in print alone. Lee's digital sites attracted 21.6 million unique visitors in September 2011. Lee's markets include St. Louis, Mo.; Lincoln, Neb.; Madison, Wis.; Davenport, Iowa; Billings, Mont.; Bloomington, Ill.; and Tucson, Ariz. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS – The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, and to refinance our debt as it comes due. Other risks and uncertainties include the impact and duration of continuing adverse economic conditions, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, availability of credit, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, maintaining our listing status on the NYSE, competition and other risks detailed from time to time in our publicly filed documents. Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

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